Exhibit 10.10

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT (the “Amendment”), dated effective as of May 2, 2012, is entered into by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.                                    Company and Wells Fargo are parties to a Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.                                    The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Definitions.  The following definitions are hereby amended or added to Exhibit A to the Credit Agreement as appropriate:

“Fourth Amendment” means that certain Fourth Amendment to Third Amended and Restated Credit and Security Agreement by and between the Company and Wells Fargo and dated as of May 2, 2012.

“Mankato Real Estate Reserve” means $842,000.

“Maturity Date” means (a) with respect to the Line of Credit, May 31, 2015, (b) with respect to the Term Loan, March 31, 2027, (c) with respect to the Equipment Term Loan, May 31, 2015, and (d) with respect to the Capex Term Loan, May 31, 2015.

2.                                      Borrowing Base.  Section 1.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.2                               Borrowing Base; Mandatory Prepayment.

(a)                                 Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     80% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.00%), plus

(ii)                                  The lesser of $1,000,000 or 80% or such lesser percentage of Eligible Foreign Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.00%), plus

(iii)                               the lesser of $3,000,000 or the sum of:

a.                                      30% or such lesser percentage of Eligible Finished Goods Inventory as Wells Fargo in its sole discretion may deem appropriate, plus

b.                                      the lesser of $2,000,000, or 20% or such lesser percentage of Eligible Raw Materials Inventory as Wells Fargo in its sole discretion may deem appropriate; less

(iv)                              the Availability Reserve; less

(v)                                 the Borrowing Base Reserve, less

(vi)                              the Foreign Receivable Reserve, less

(vii)                           the L/C Amount, less

(viii)                        Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(ix)                              Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo, less

(x)                                 The Mankato Real Estate Reserve.

3.                                      Term Loan.  Sections 1.7(a) and 1.7(b) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(a)                                 Existing Term Loan/Additional Term Loan Advance.  Wells Fargo previously extended the Term Loan to the Company as evidenced by the Existing Term Note, repayable in accordance with the terms set forth therein and in this Agreement.  As of the date of the Fourth Amendment, the outstanding principal balance under the Term

Note is $934,633.71.  Contemporaneously with the execution of the Fourth Amendment, Wells Fargo will make an additional Term Loan Advance to Borrower in an amount not to exceed $842,366.29.

(b)                                 Term Note.  Company’s obligation to repay the Term Loan and each Term Loan Advance (if any) shall be evidenced by an Amended and Restated Real Estate Term Note dated as of May 2, 2012 made payable to the order of Wells Fargo in the original principal amount of $1,777,000 (as renewed, amended, substituted or replaced from time to time, the “Term Note”).

4.                                      Equipment Term Loan.  Section 1.7A(d) is hereby deleted in its entirety and replaced with the following:

(d)                                 Payments and Adjustments to Payments.  The unpaid principal amount of the Equipment Term Note shall be paid in equal monthly installments of $7,916.67, beginning on January 31, 2011, and on the first calendar day of each succeeding month until the earlier of the Maturity Date or the Termination Date, when the unpaid principal and interest evidenced by the Equipment Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Equipment Term Note in substantially equal payments of principal through December 31, 2015 (the “Assumed Maturity Date”).  Payments shall be collected by Wells Fargo through a debit to the Equipment Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with Equipment Term Loan proceeds will be applied to the Equipment Term Note.

5.                                      Capex Term Loan.  Sections 1.7B(a) and 1.7B(d) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(a)                                 Capex Term Loan.  Wells Fargo shall extend the Capex Term Loan to Company through one or more Advances which must be requested no later than December 31, 2013, in an aggregate amount not to exceed Two Million Dollars ($2,000,000).  Each Capex Term Loan Advance must be in multiples of $1,000 and in the minimum amount of at least $100,000, provided, however, that Wells Fargo shall make no Capex Term Loan Advance if, after making it, the unpaid principal amount of the Capex Term Note would exceed (i) eighty percent (80%) of the all newly acquired Eligible Equipment or (ii) eighty-five percent of used Eligible Equipment reduced by the aggregate amount of principal payments scheduled in the Capex Term Note.

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(d)                                 Payments and Adjustments to Payments.  The unpaid principal amount of each Capex Term Loan Advance made under the Capex Term Note shall be paid in monthly installments equal to 1/60th of the, then-outstanding, principal balance of the Capex Term Note, beginning on the last day of the month following the date of the Fourth Amendment and on the last calendar day of each succeeding month until the earlier of the Maturity Date, or the Termination Date, when the unpaid principal and interest evidenced by the Capex Term Note shall be fully due and payable.  If Wells Fargo disburses multiple Capex Term Loan Advances, the amount of subsequent payments may be increased to fully amortize each Capex Term Loan Advance over a five-year period.  Payments shall be collected by Wells Fargo through a debit to the Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with Capex Term Loan proceeds will be applied to the Capex Term Note.

6.                                      Note Payments.  Section 1.10(b) of the Credit Agreement is hereby deleted in its entirety and replace with the following:

(b)                                 Payment of Revolving Note and Term Notes Principal.  The principal amount of the Revolving Note and the Term Note(s) shall be paid from time to time as provided in this Agreement and, in any event, shall be fully due and payable on the Termination Date.

7.                                      Call Option.  Section 1.11(d) is hereby added to the Credit Agreement as follows:

(d)                                 Call Option.  Company acknowledges and agrees if at any time the Line of Credit or the Credit Agreement shall be voluntarily or involuntarily terminated in accordance with its terms and provisions, Wells Fargo shall have the right and option to terminate the Term Loan(s) and demand immediate payment of the outstanding principal balance of the Term Note(s), accrued interest thereon and all other amounts owing to Wells Fargo under the Loan Documents and any other documents, agreements or instruments related thereto.

8.                                      Financial Covenants.  Section 5.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)                                 Minimum Earnings Before Taxes.  Company shall achieve, during each period described below, Earnings Before Taxes of not less than the amount set forth for each such period (numbers appearing between “< >“ are negative):

Period	Min. Earnings Before Taxes
Through March 31, 2012	$100,000
Through June 30, 2012	$250,000
Through September 30, 2012	$500,000
Through December 31, 2012	$750,000

(b)                                 Minimum Debt Service Coverage Ratio.  Company shall maintain, during each period described below, a Debt Service Coverage Ratio, determined on a rolling twelve-month basis, of not less than the ratio set forth for each such period:

Period	Min. Debt Service Coverage Ratio
Through March 31, 2012	1.00 to 1.00
Through June 30, 2012	1.00 to 1.00
Through September 30, 2012	1.00 to 1.00
Through December 31, 2012	1.20 to 1.00

(c)                                  Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than (i) $6,000,000 in the aggregate during Company’s fiscal year ending December 31, 2012 if Borrower closes on the acquisition of its leased Mankato real estate or $3,000,000 in the aggregate during Company’s fiscal year ending December 31, 2012 if Company does not close on such acquisition, and (ii) zero for each subsequent year until Company and Wells Fargo agree on limits on Capital Expenditures for subsequent periods based on Company’s projections for such periods.

(d)                                 Stop Loss.  Company shall not, during any single month, suffer a pre-tax Net Loss in excess of $100,000.00, commencing with the month of January, 2012.

(e)                                  New Covenants.  On or before January 31, 2013, the Company and Wells Fargo shall agree on new covenant levels for Section 5.2, for periods after December 31, 2012.  The new covenant levels will be based on the Borrowers’ projections for such periods and shall be no less stringent than the present levels.  The failure of agreement between Borrowers and Wells Fargo to set reasonable covenants shall be deemed an Event of Default.

9.                                      Compliance Certificate.  Exhibit E to the Credit Agreement is hereby replaced with Exhibit E attached hereto.

10.                               Amendment Fee.  In consideration of Wells Fargo entering into this Amendment, the Company agrees to pay to Wells Fargo a fully earned non-refundable amendment fee of $15,000 to be delivered on the date hereof (the “Amendment Fee”).

11.                               Waiver of Defaults.  The Company is in default of the following provision of the Credit Agreement (the “Existing Default”):

Section/Covenant	Required Performance	Actual Performance
5.2(e) New Covenants

January 31, 2012	Establish Covenants for fiscal year 2012 by or before January 31, 2012	Covenants were not established for fiscal year 2012 until after the January 31, 2012 deadline

The Existing Default constitutes an Event of Default under the Credit Agreement.  Subject to the terms and conditions set forth in this Amendment, Wells Fargo hereby waives the

Existing Default as of the date hereof.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is provided, and this waiver shall not entitle the Company to any other or further waiver in any similar or other circumstances.

12.                               Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with the following:

(a)                                 An Amended and Restated Real Estate Term Note and an Amended and Restated Capex Term Note.

(b)                                 Payment of the Amendment Fee.

(c)                                  A Fourth Amendment to Letter of Credit and Reimbursement Agreement.

(d)                                 A Sixth Amendment to Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents (MN Properties).

(e)                                  A Fourth Amendment to Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents (Blue Earth, MN).

(f)                                   A Fourth Amendment to Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents (Wisconsin).

(g)                                  Such other matters as Wells Fargo may require.

13.                               Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)                                 The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

14.                               References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

15.                               No Other Waiver. Except as set forth in Paragraph 11 above, The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

16.                               Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

17.                               Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 9 of this Amendment.

18.                               Miscellaneous. This Amendment may be executed in any number of counterparts including by facsimile or electronic (pdf) transmission, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		NORTECH SYSTEMS INCORPORATED

By:		By:
	Thomas G. Hedberg	Name: Richard G. Wasielewski
	Its Vice President	Its: Chief Financial Officer

[Signature Page to Fourth Amendment to Third Amended
and Restated Credit and Security Agreement dated as of May 2, 2012]

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:                             Wells Fargo Bank, National Association
Date:                                                , 201

Subject:                      Financial Statements

In accordance with our Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Nortech Systems Incorporated (the “Company”) dated [                              , 201    ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.                                    Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.                                    Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐                                    Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐                                    Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.                                    Events of Default.  I certify that:

(Check one)

☐                                    I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐                                    I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.                                    Litigation Matters.  I certify that:

(Check one)

☐                                    I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐                                    I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.                                     Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.                                      Minimum Earnings Before Taxes.  Pursuant to Section 5.2(a) of the Credit Agreement, Company’s Earnings Before Taxes for the fiscal year-to-date period ending on the Reporting Date, was $                          , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period	Min. Earnings Before Taxes
Through March 31, 2012	$100,000
Through June 30, 2012	$250,000
Through September 30, 2012	$500,000
Through December 31, 2012	$750,000

2.                                      Minimum Debt Service Coverage Ratio.  Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Debt Service Coverage Ratio measured on a rolling twelve-month basis was              to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not less than the applicable ratio set forth in the table below for such period as of the Reporting Date:

Period	Min. Debt Service Coverage Ratio
Through March 31, 2012	1.00 to 1.00
Through June 30, 2012	1.00 to 1.00
Through September 30, 2012	1.00 to 1.00
Through December 31, 2012	1.20 to 1.00

3.                                      Capital Expenditures.  Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended December 31, 2012 for Capital Expenditures, $                                 in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $3,000,000 in the aggregate.

4.                                      Stop Loss.  Pursuant to Section 5.2(d) of the Credit Agreement, for the month ending on the Reporting Date, Company has suffered a Net Loss of $                            , which

☐ satisfies ☐ does not satisfy the requirement that Company suffer a Net Loss in any single month not in excess of $100,000.

5.                                      Salaries.  Company ☐ has ☐ has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any Director, Officer or consultant, or any member of their families, as of the Reporting Date, and ☐ has ☐ has not paid any increase in such amounts (on a year over year basis, as of the Reporting Date) from any source other than profits earned in the year of payment, and as a consequence Company ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:
Its:	Chief Financial Officer